                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

 [   ]  Preliminary Proxy Statement
 [ X ]  Definitive Proxy Statement
 [   ]  Definitive Additional Materials
 [   ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        SOUTHWESTERN ENERGY COMPANY
             ------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


             ------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

 [ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
 [   ] $500 per each party to the controversy pursuant to Exchange Act Rule
           14a-6(i)(3).
 [   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
          1) Title of each class of securities to which transaction applies:
          2) Aggregate number of securities to which transaction applies:
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          4) Proposed maximum aggregate value of transaction:
 [   ]  Check box if any part of the fee is offset as provided by Exchange Act
 Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1) Amount Previously Paid:
          2) Form, Schedule or Registration Statement No.:
          3) Filing Party:
          4) Date Filed:

SOUTHWESTERN ENERGY COMPANY
1083 Sain Street
P. O. Box 1408
Fayetteville, Arkansas 72702-1408



April 21, 1995


To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders on Wednesday, May 31, at 11:00 a.m., at the Northwest Arkansas Holiday Inn, Springdale, Arkansas.

     We are very pleased that Mr. Kenneth R. Mourton of Fayetteville, Arkansas is nominated for election to the Board of Directors. Mr. Mourton is a distinguished attorney, CPA, and businessman active in legal, business and civic affairs in Arkansas. He is the Managing Principal of Ball and Mourton, Ltd., President and owner of a wholesale beverage distributor, and majority owner of an office leasing company and travel agency. He is Chairman of the Razorback Foundation, which supports University of Arkansas athletics, a director and management committee member of the National Beer Wholesalers Association and Chairman Elect of the Arkansas Wholesale Beer Distributor Association. He is also a board member of the Arkansas Rural Endowment Fund, a nonprofit corporation created by the State of Arkansas to help lower income rural Arkansas children obtain college and university educations.

     As noted in the Annual Report, which you should have already received, Mr.
E. J. Ball will retire effective with the Annual Meeting. In recognition of his faithful and long service he will be designated Director Emeritus. Please sign, date and return the enclosed proxy as soon as possible so your shares can be voted at the meeting in accordance with your instructions.


                                                Sincerely yours,



                                              Charles E. Scharlau
                                       Chairman and Chief Executive Officer

                         Southwestern Energy Company
                             1083 Sain Street
                              P. O. Box 1408
                       Fayetteville, Arkansas 72702-1408

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              ON MAY 31, 1995

     The Annual Meeting of Shareholders of Southwestern Energy Company will be held at the Northwest Arkansas Holiday Inn, Hwy. 71 Bypass at Hwy. 412, Springdale, Arkansas, on Wednesday, the 31st day of May, 1995, at 11:00 a.m., Central Daylight Time, for the following purposes:

     (1) The election of five (5) directors to serve until the 1996 Annual Meeting or until their respective successors are duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 17, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to mark, sign, date and return the enclosed proxy at your earliest convenience in the enclosed return envelope.




                                   By Order of the Board of Directors


                                         Gregory D. Kerley
                                             Secretary

April 21, 1995

                         Southwestern Energy Company

                              PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Southwestern Energy Company (the ''Company'') in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders on May 31, 1995, and any adjournment or adjournments thereof.

     The complete mailing address of the principal executive offices of the Company is:

                             1083 Sain Street
                              P.O. Box 1408
                     Fayetteville, Arkansas 72702-1408

     The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised.

     The Board of Directors has engaged Morrow & Co., Inc., a proxy solicitation firm, to solicit proxies from brokerage firms, banks and institutional holders of shares on its behalf at a cost of $5,000 plus expenses. The cost of this proxy solicitation will be borne by the Company, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. The solicitation will be by mail and such cost will include the cost of preparing and mailing this Proxy Statement and proxy. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone or by other means. Although solicitation will be made primarily through the use of the mail, officers, directors or regular employees of the Company may solicit proxies personally or by telephone or other means without additional remuneration for such activity.

     A copy of the Company's Annual Report has previously been mailed to shareholders. This Proxy Statement is being mailed to shareholders on April 21, 1995.


                   VOTING SECURITIES OUTSTANDING
       CUMULATIVE VOTING FOR ELECTION OF DIRECTORS AUTHORIZED

     On April 17, 1995, the Company had outstanding 25,560,591 shares of Common Stock ($.10 par value). Each share outstanding on the record date for the meeting entitles the holder thereof to one vote upon each matter to be voted upon at the meeting, except that for the election of directors each such shareholder shall be entitled to as many votes as shall equal the number of shares of stock outstanding in his name multiplied by the number of directors to be elected, and he may cast all such votes for a single director or he may distribute them among the number to be voted for, or for any two or more of them, as he may see fit. Unless contrary instructions are given, persons named as proxies will have discretionary authority to cumulate votes in the same manner. All shares represented by effective proxies will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy. Abstentions and broker non-voted shares are disregarded in the vote tallies and do not have the effect of ''no'' votes. For purposes of determining a quorum, a share is present once it is represented for any purpose at the meeting. Abstentions are counted present for purposes of determining a quorum. Broker non-voted shares are counted present if represented at the meeting for any purpose.


     Unless revoked, each properly executed proxy will be voted in the manner directed therein. If no direction is made, each such proxy will be voted FOR the election of directors.

     Only shareholders of record at the close of business on April 17, 1995, will be entitled to vote at the Annual Meeting of Shareholders.


                         ELECTION OF DIRECTORS

     At the meeting, five (5) directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The shares represented by the enclosed proxy will be voted as instructed by the shareholders for the election of the nominees named below. If no direction is made, this proxy will be voted for the election of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxies. The Company has no knowledge that any nominee will be unavailable for election. Directors shall be elected by plurality vote. Certain information concerning the nominees for election as directors, is set forth below.


                         Nominees For Election

     JAMES B. COFFMAN - Mr. Coffman is Chairman and Chief Executive Officer, J.B. Coffman and Associates, Inc., performing petroleum consulting and investment services in Houston, Texas. He is also Chairman and Director of CoMac Chemical, providing process chemicals to the refining industry. Mr. Coffman has held these positions since 1985. Previously, Mr. Coffman was President and Chief Executive Officer of Aminoil, Inc., from 1984 until 1985, and President and Chief Operating Officer, from 1981 until 1984. Aminoil, Inc.'s principal business was oil and gas exploration and production. He also held various positions with Exxon Corporation from 1950 until 1981, lastly, as Vice President and Director of Exxon Production Research Company. Mr. Coffman is 69 years old and first became a director in 1986.

     JOHN PAUL HAMMERSCHMIDT - Mr. Hammerschmidt is a retired U.S. Congressman, Third District of Arkansas, who served from 1967-1993. He has been a director of Dillard's Department Stores Inc., Little Rock, Arkansas since 1992. He has also been a member of the Metropolitan Washington Airports Authority Board of Review since 1987. Mr. Hammerschmidt has served as a director of First Federal Bank of Arkansas, Harrison, Arkansas since 1966. From 1946-1984 he was active in the lumber business, serving as President of Hammerschmidt Lumber Company, Harrison, Arkansas. Mr. Hammerschmidt is 72 years old and was first elected to the Board of Directors in 1992.

     KENNETH R. MOURTON - Mr. Mourton is an Attorney at Law, firm of Ball and Mourton, Ltd., Fayetteville, Arkansas. He is the Managing Principal Attorney for this firm. Mr. Mourton is also President and principal shareholder of Coors of Western Arkansas, Inc., since 1980; President and majority shareholder of E. J. Ball Plaza, Inc., since 1992; and part owner of Emerald Travel Services, Ltd., since 1989. All of these businesses are located in Fayetteville, Arkansas. Mr. Mourton is Chairman, since 1992, of Razorback Foundation, Inc., a non-profit corporation which supports University of Arkansas athletic programs. He is also a Board member of the Arkansas Rural Endowment Fund, a nonprofit corporation created by the State of Arkansas to help lower income rural Arkansas children obtain college and university educations. Mr. Mourton is 44 years old.


     CHARLES E. SANDERS - Mr. Sanders is a retired General Manager of Springdale Publishing Co., Springdale, Arkansas, and presently manages his own investments. Mr. Sanders is 75 years old and first became a director in 1973.

     CHARLES E. SCHARLAU - Mr. Scharlau is Chairman of the Board and Chief Executive Officer of the Company, and a director of C.H. Heist Corporation. Mr. Scharlau is 68 years old and first became a director in 1966.

     Shareholders entitled to vote for the election of directors at the annual meeting may nominate additional candidates provided written notice of such nomination is received at the Company's principal executive offices no later than the close of business on May 8, 1995. The Company's by-laws require that this notice contain certain information about any proposed nominee and the shareholder submitting the notice. The Company may also require any proposed nominee to furnish such other information as may reasonably be required to determine the proposed nominee's eligibility to serve as a director of the Company. A copy of the relevant by-law provisions may be obtained by contacting Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408, (501) 521-1141.


                             BOARD COMMITTEES

     The Board of Directors has a standing audit committee (the ''Audit Committee'') composed of noncompany members of the Board. The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for recommending the appointment of the independent auditors. The Audit Committee meets periodically with the Company's management, internal auditors and independent auditors to review the work of each and to satisfy itself that said parties are properly discharging their responsibilities. The independent auditors have direct access to the Audit Committee and periodically meet with the Audit Committee without management representatives present. The Audit Committee is currently composed of Messrs. James B. Coffman, Chairman, John Paul Hammerschmidt, and Charles E. Sanders.

     The Board of Directors has a compensation committee (the ''Compensation Committee'') which is responsible for recommending to the Board of Directors officer compensation and discretionary awards under the various incentive plans. Messrs. John Paul Hammerschmidt and Charles E. Sanders, Chairman, presently serve on this committee.

     The Board of Directors also has a retirement committee (the ''Retirement Committee'') which is responsible for administering the Company's pension and retirement plans and for recommending retirement policy to the Board of Directors. Messrs. E. J. Ball, Charles E. Sanders and Charles E. Scharlau presently serve on this committee.

     The Company has no standing nominating committee. Candidates for nomination for Board positions are considered by the Board as a whole. The Board will consider qualified candidates recommended by shareholders. Any shareholder wishing to recommend a candidate may do so by letter addressed to Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P.
O. Box 1408, Fayetteville, Arkansas 72702-1408. Such letter should state in detail the qualifications of the candidate. Shareholders entitled to vote for the election of directors at the annual meeting may nominate additional candidates independent of the Board of Directors. Shareholder nominees to

be presented to the 1995 annual meeting must be submitted pursuant to the procedures described under the sub-heading Nominees For Election. Shareholders entitled to vote for the election of directors at the 1996 annual meeting may present independent nominees to the 1996 annual meeting provided that notice of such nomination is received at the Company's principal executive offices not less than 50 nor more than 75 days prior to the 1996 meeting date. If less than 65 days notice of the 1996 annual meeting is given, written notice of any such nomination must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. The Company's by-laws require that this notice contain certain information about any proposed nominee and the shareholder submitting the notice. The Company may also require any proposed nominee to furnish such other information as may reasonably be required to determine the proposed nominee's eligibility to serve as a director of the Company. A copy of the relevant by-law provisions may be obtained by contacting Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408, 501-521-1141.


                          DIRECTOR COMPENSATION

     In 1994, for his service as a director, each director was paid $24,000 in cash and each outside director was granted an option to purchase 12,000 shares of the Company's Common Stock at $14.75 per share, representing the fair market value on the date of grant. Such options were granted in tandem with limited stock appreciation rights, as defined under Compensation Committee Report, and become exercisable in installments at a rate of 25% per year for each full twelve months of service as a director. In addition, each outside member of the Audit, Compensation and Retirement Committees is paid $500 per diem for his participation on each committee. During 1994, the Board of Directors held seven meetings, the Audit Committee held two meetings, the Compensation Committee held two meetings and the Retirement Committee held one meeting.

     Directors who retire with certain qualifications are appointed to the position of Director Emeritus and are paid a fee of $1,000 per meeting attended. Mr. Ball will be appointed to the position of Director Emeritus upon his retirement at the expiration of his present term. Mr. Ball is General Counsel to the Company and Mr. Ball and Mr. Mourton are partners in the law firm of Ball and Mourton, Ltd. During 1994, the Company paid $128,073 in legal fees to Ball and Mourton, Ltd.


                   COMPENSATION COMMITTEE INTERLOCKS
                      AND INSIDER PARTICIPATION

     During 1994, the Compensation Committee consisted of Messrs. Charles E. Sanders, Chairman, and Mr. John Paul Hammerschmidt. There were no instances of interlocking relationships or insider participation in compensation decisions in 1994.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     No persons were known by the Company to beneficially own more than 5% of the Company's Common Stock as of March 31, 1995.


      SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth information as of March 31, 1995, with respect to beneficial ownership of the Company's Common Stock by its directors and executive officers.

                                      Number of Shares of $.10
                                       Par Value Common Stock
                                  Beneficially Owned as of 3-31-95
                                    (Sole Voting and Investment      Percent
 Name of Beneficial Owner               Power Except as Noted)      of Class
 ------------------------          -------------------------------  --------
 Executive Officers:
   Charles E. Scharlau                        569,450(1)               2.22%
   Dan B. Grubb                               153,337(1)               0.60%
   Stanley D. Green                           191,615(1)               0.75%
   B. Brick Robinson                          175,952(1)               0.69%
   Gregory D. Kerley                           65,298(1)               0.26%
Directors and Nominees:
   E. J. Ball                                  72,400(1)(2)            0.28%
   James B. Coffman                            35,400(1)               0.14%
   John Paul Hammerschmidt                     24,000(1)               0.09%
   Kenneth R. Mourton                           1,000                  0.00%
   Charles E. Sanders                          53,856(1)               0.21%
All persons as a group(10 in number) who
 are directors, nominees or executive
 officers of the Company                    1,342,308(3)               5.24%

(1) Of the number of shares reported as beneficially owned, the named individuals had the right to acquire within 60 days, through the exercise of stock options, beneficial ownership of the following number of shares:
Mr. Scharlau, 169,650; Mr. Grubb, 18,405; Mr. Green, 62,205; Mr. Robinson, 45,000; Mr. Kerley, 10,682; and 3,000 each for Messrs. Ball, Coffman, Hammerschmidt and Sanders. Included in the number of shares reported as beneficially owned are the rights of the named individuals to acquire the following number of shares through the exercise of stock options immediately upon a ''change in control'' as defined under Agreements Concerning Employment and Changes in Control on page 18 of the Proxy
Statement: Mr. Scharlau, 245,996; Mr. Grubb, 116,811; Mr. Green, 116,811; Mr. Robinson, 123,247; Mr. Kerley 52,165; and 21,000 each for Messrs. Ball, Coffman, Hammerschmidt and Sanders. Also included in the number of shares reported as beneficially owned are the following restricted shares with respect to which the named individuals have voting power but not investment power: Mr. Grubb, 6,360; Mr. Green, 8,038; Mr. Robinson, 4,605; and Mr. Kerley, 1,101. The named individuals acquire investment power on these shares immediately upon a ''change in control.''

(2) Mr. Ball is trustee of a family trust holding 12,000 shares and investment advisor of a grandchildren's trust holding 13,000 shares and disclaims beneficial interest in such holdings, although they are included in the 72,400 shares listed as beneficially owned by Mr. Ball. Mr. Ball presently holds options to purchase 24,000 shares of the Company's stock which were granted pursuant to the Company's 1993 Stock Incentive Plan For Outside Directors. Options on 3,000 shares are presently vested and exercisable, and options on 21,000 shares are unvested and not presently exercisable. Because Mr. Ball will be retiring from his position as a director of the


Company at the end of his present term, the 21,000 unvested options will expire upon the expiration of Mr. Ball's term, and the 3,000 vested options will remain exercisable for a period of one year after the expiration of his term.

(3) Of this number, all directors and executive officers as a group had the right to acquire beneficial ownership of 317,942 shares through the exercise of stock options within 60 days. Included in this number is this group's right to acquire an additional 739,030 shares through the exercise of stock options immediately upon a ''change in control'' as defined under Agreements Concerning Employment and Changes in Control on page 18 of this Proxy Statement. Also included in this number are 20,104 restricted shares with respect to which individuals in this group have voting power but not investment power. Investment power on these shares vest immediately upon a ''change in control.''


                Compliance With Section 16(a) of the 1934 Act

     In 1994, Mr. Robinson failed to make two Form 4 filings as required by
Section 16(a) of the Securities Exchange Act of 1934. Mr. Robinson also failed to make a third Form 4 filing due in January, 1995. The duty to make these filings was triggered by five separate purchases of the Company's stock totaling 2,100 shares. These transactions have been reported on Mr. Robinson's Form 5 for 1994 filed in February, 1995.


             Transactions With Nominees and Executive Officers

     Prior to his appointment as President and Chief Operating Officer of the Company in July, 1992, Mr. Grubb owned an equity interest in certain business enterprises in which the Company also owned an equity interest. Upon his appointment as President and Chief Operating Officer of the Company, the Company acquired Mr. Grubb's interest in these enterprises. These transactions are further described below. Mr. Grubb is Chairman, Chief Executive Officer, and principal shareholder of Grubb Industries, Inc., which was engaged primarily in the development of energy projects. Mr. Grubb is also the Chairman, Chief Executive Officer, and principal shareholder of GRUBB NOARK Pipeline, Inc. which owned, during a portion of 1992, a 4% general partnership interest in NOARK Pipeline System, Limited Partnership (''NOARK''), a limited partnership in which the Company, through a wholly owned subsidiary, held at that time a 43.33% general partnership interest. NOARK was formed in 1991 as successor to a general partnership formed in 1989 to construct, own and operate a $103,000,000 intrastate natural gas pipeline system in Arkansas. Mr. Grubb held a position on NOARK's management committee as a representative of GRUBB NOARK Pipeline, Inc. Since inception of the NOARK project, GRUBB NOARK Pipeline, Inc. and its predecessor in the project, Grubb Industries, Inc., have contributed $231,942 to NOARK as equity and were reimbursed $106,437 for consulting services performed on behalf of NOARK. In 1990, $136,016 in previous capital contributions plus $8,161 in interest earned on funds invested were returned to Grubb Industries, Inc. as a result of the entry of a new partner and a reduction of the partnership interest of Grubb Industries, Inc. from 15% to 4%. In 1991, $95,926 in previous capital contributions plus $100 in interest earned on funds invested were returned to Grubb Industries, Inc. as part of a pro rata return of capital to all general partners funded by the initial draw under NOARK's construction financing arrangements.

     In 1991, NOARK entered into definitive financing agreements with The Prudential Insurance Company of America (''Prudential'') under which Prudential lent to NOARK $63,000,000 for construc-

tion of its pipeline system. Prudential is also the partnership's sole limited partner with an interest of 20%. Under the agreements, certain of the general partners (including the Company) were jointly and severally liable for the repayment of construction advances owed by NOARK. GRUBB NOARK Pipeline, Inc. was severally liable for the repayment of 4% of such advances prior to the Company's acquisition of Mr. Grubb's interest in NOARK. In early 1993, the construction advances were converted to long-term financing in the form of Senior Secured Notes and certain of the general partners (including the Company) severally guaranteed the availability of certain minimum cash balances to service these notes. GRUBB NOARK Pipeline, Inc.'s share of such several guarantee would have been 4% and GRUBB NOARK Pipeline, Inc. would also have been severally liable for 4% of any deficiency remaining after any acceleration of NOARK's indebtedness due to its default had the Company not acquired Mr. Grubb's interest in NOARK.

     GRUBB NOARK Pipeline, Inc.'s obligations under the NOARK related financing agreements were guaranteed by the Company and one of its wholly owned subsidiaries. The Company's wholly owned subsidiary and GRUBB NOARK Pipeline, Inc. had entered into a separate agreement which would have allowed the Company's wholly owned subsidiary to recover from GRUBB NOARK Pipeline, Inc.'s share of NOARK's distributions to its partners 200% of any payments made by the Company or its wholly owned subsidiary on behalf of GRUBB NOARK Pipeline, Inc. related to these guarantees, plus interest at the rate of two percentage points above the prime rate of The First National Bank of Chicago, but not to exceed five percentage points above the federal reserve discount rate at the time of the agreement. GRUBB NOARK Pipeline, Inc.'s obligation to repay any amounts due to the Company or its wholly owned subsidiary related to these guarantees was secured by its general partnership interest in NOARK. The
Boards of the Company and its wholly owned subsidiary each concluded that the guarantees provided for the benefit of Mr. Grubb were in their best interest and benefited the Company and its wholly owned subsidiary because (1) Mr.
Grubb had contributed substantial expertise to the planning, construction and operation of NOARK based on his prior experience as an executive of a major pipeline company, (2) fees paid to Mr. Grubb (through GRUBB NOARK Pipeline, Inc. and its predecessor) were disproportionately low when compared to the significant value contributed by Mr. Grubb to NOARK and (3) GRUBB NOARK Pipeline, Inc. owned a 4% general partnership interest in NOARK and had provided, and or agreed to provide, the several guarantees described above.

     In 1990, prior to the time Mr. Grubb was appointed President and Chief Operating Officer of the Company, the Company and other parties formed NOARK Gas Marketing Company (''NGMC'') for the primary purpose of developing markets to be served through NOARK. NGMC was a general partnership in which the Company originally owned a 33.33% interest and in which Grubb Industries, Inc. originally owned a 33.33% interest and acted as managing partner. Since inception of NGMC, Grubb Industries, Inc. contributed $22,256 to NGMC as equity. In 1991, NGMC's general partnership agreement was amended to provide for the entry of another partner. This amendment lowered the Company's interest in NGMC to 23.33% and lowered the interest of Grubb Industries, Inc. to 25.00%.

     In 1992, upon Mr. Grubb's appointment as President and Chief Operating Officer of the Company, a wholly owned subsidiary of the Company purchased GRUBB NOARK Pipeline, Inc.'s 4% general partnership interest in NOARK, increasing the subsidiary's interest to 47.33%. Additionally, the Company purchased the 25% general partnership interest of Grubb Industries, Inc. in NGMC, thereby increasing its interest to 48.33%. For the general partnership interest in NGMC, the Company has agreed to pay to Grubb Industries, Inc. the sum of $7,912 representing the approximate balance

in its capital account as of the date of the acquisition. No cash consideration was paid to GRUBB NOARK Pipeline, Inc. for its general partnership interest in NOARK. The Company and its wholly owned subsidiary also agreed to assume all liabilities and obligations of GRUBB NOARK Pipeline, Inc., Grubb Industries, Inc., and Mr. Grubb incurred in connection with their participation in NOARK and NGMC as of the date of the acquisitions. Among the liabilities assumed by the Company and its wholly owned subsidiary were GRUBB NOARK Pipeline, Inc.'s obligations under the NOARK related financing agreements with Prudential as described above, which the Company and its wholly owned subsidiary had previously guaranteed. In addition, the Company and its wholly owned subsidiary may be required to indemnify Mr. Grubb and GRUBB NOARK Pipeline, Inc. against liability potentially arising from lawsuits filed in 1993 and 1995 by Vesta Energy Company (''Vesta'') against NOARK, the Company, certain of its wholly owned subsidiaries, GRUBB NOARK Pipeline, Inc., and Mr. Grubb. In this lawsuit, Vesta is seeking actual and punitive damages in excess of $2,000,000, treble damages for alleged violations of federal and state antitrust and fair trade laws, and rescission of certain gas transportation and sales contracts. The Company is unable, at this time, to determine the extent of the potential liability attributable to GRUBB NOARK Pipeline, Inc. or Mr. Grubb or the extent of its ultimate obligation to indemnify GRUBB NOARK Pipeline, Inc. and Mr. Grubb against such potential liability. The Company may also be required to indemnify Mr. Grubb against liability arising from this lawsuit pursuant to a separate indemnification agreement with Mr. Grubb in his capacity as an officer and former director of the Company and its subsidiaries. The Company and its subsidiaries are presently advancing all litigation costs and attorneys' fees incurred in connection with this lawsuit which would otherwise be attributable to GRUBB NOARK Pipeline, Inc. and Mr. Grubb. The Company is aware of no other material liabilities or obligations assumed in connection with these acquisitions.

     Mr. Scharlau was also named as an individual defendant in the 1995 lawsuit filed by Vesta described above. The Company may be required to indemnify Mr. Scharlau against liability arising from this lawsuit pursuant to an indemnification agreement which the Company entered into with Mr. Scharlau in 1988. Pursuant to this agreement, the Company is presently advancing all litigation costs and attorneys' fees incurred in connection with this lawsuit which would otherwise be attributable to Mr. Scharlau.

     During 1994, the Company paid $66,571 to the law firm of Conner & Winters of Tulsa, Oklahoma for certain legal services. Mr. Greg Scharlau, Mr. Scharlau's son, is a partner in Conner & Winters.


                       COMPENSATION COMMITTEE REPORT

Compensation Philosophy

     In determining the compensation of the Chief Executive Officer (the ''CEO'') and the other executive officers of the Company and its subsidiaries, the Compensation Committee seeks to align compensation with the attainment of the Company's objectives, the Company's performance and the attraction and retention of individuals who contribute to the Company's success. For the CEO and the other named executive officers, the Compensation Committee makes recommendations to the Board of Directors, and final compensation decisions are made by the full Board. The Compensation Committee believes that compensation should:

    - relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer's contribution thereto;


    - reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the success of the Company;

    - help to attract and retain the most qualified individuals in the natural gas and oil and gas producing industries by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries; and

    - reflect the qualifications, skills, experience and responsibilities of the particular executive officer.

     In determining executive compensation, the Company uses peer group comparisons. The industry group index shown in the performance chart reported in this Proxy Statement includes a number of the companies that are used for compensation analysis. The Compensation Committee believes that companies operating exclusively in the oil and gas producing industry are also appropriate to include in its compensation analysis. Compensation packages are targeted to the median of the range of compensation paid by comparable companies. Executive compensation paid by the Company during 1994 generally corresponded to the 75th percentile of compensation paid by comparable companies due to the achievement of certain corporate performance measures under the Company's Incentive Compensation Plans.

     Changes made to the Internal Revenue Code in 1993 could potentially limit the ability of the Company to deduct, for federal income tax purposes, certain compensation in excess of $1,000,000 per year paid to individuals named in the summary compensation table. This limitation is effective beginning in 1994. The Company believes that all compensation paid in 1994 will be fully deductible. Further, none of the named individuals received compensation in excess of $1,000,000 during 1994. If, in the future, it appears that the compensation paid to a named individual may be in excess of limitations imposed on deductibility for federal income tax purposes, the Company will seek ways to maximize the deductibility of compensation payments without compromising the Company's or the Compensation Committee's flexibility in designing effective compensation plans that can meet the Company's objectives and respond quickly to marketplace needs. Although the Compensation Committee will from time to time review the advisability of making changes in compensation plans to reflect changes in government mandated policies, it will not do so unless it feels that such changes are in the best interest of the Company and/or its shareholders.

Components of Compensation

     Base Salary.   In establishing the base salaries of the CEO and the other executive officers, the Compensation Committee examines competitive peer group surveys and data in order to determine whether the total compensation package is competitive with compensation offered by other companies in the natural gas and oil and gas producing industries which are similar in terms of the complexity of their operations and which offer the most direct competition for competent executives. The Compensation Committee also takes into account the Company's financial and operating performance as compared with the industry mean and the individual performance of the Company's executives as compared to the Compensation Committee's expectations of performance for top level executives in general. The Compensation Committee also considers the diverse skills required of its executive management to expand the exploration and production segment of its operations while maintaining satisfactory performance in the highly regulated gas distribution segment. In addition, the Compensation Committee considers the particular executive's performance, responsibilities, qualifications and experience in the natural gas industry. The Compensation Committee is periodically advised by

outside compensation consultants on its compensation policies and receives evaluations from the appropriate level of management concerning the performance of executives within their range of reporting responsibilities.

     Minimum base salaries for Mr. Scharlau and Mr. Grubb have been incorporated into employment agreements as further described under the heading ''Agreements Concerning Employment and Changes in Control.'' Changes in base salary also affect other elements of compensation including: (i) awards under the Company's Incentive Compensation Plan; (ii) pension benefits; (iii) company matching portions of 401(k) contributions; and (iv) life insurance benefits.

     Incentive Compensation Plan.   The Company maintains an Incentive
Compensation Plan (the ''Incentive Plan'') applicable to executives with responsibility for the Company's major business segments. The Incentive Plan is intended to encourage and reward the achievement of (1) year-to-year growth in the Company's actual reported earnings; (2) returns on equity which are above industry averages; (3) reserve additions and acquisitions at competitive costs; (4) return on utility rate base; and (5) pipeline throughput and margins. These criteria are deemed by the Compensation Committee to be critical to increasing shareholder value, and the applicability of each of these criteria in determining awards to any particular executive depends on the responsibilities of that executive. A portion of each award under the Incentive Plan is an automatic award based upon the achievement of these corporate financial objectives, and a portion is discretionary based on a subjective evaluation of the executive's performance by the Compensation Committee. The Incentive Plan is also designed to assist in the attraction and retention of qualified employees, to further link the financial interest and objectives of employees with those of the Company and to foster accountability and teamwork throughout the Company.

     The CEO and the executive officers have responsibilities directly affecting the Company's operation and are assigned target, minimum and maximum award levels expressed as a percentage of their base salary. In 1994, the target awards which could be paid based on attainment of corporate performance measures ranged from 18.75% to 30% of base salary for these individuals, the minimum awards ranged from 9.375% to 15% of base salary, and the maximum awards which could be paid ranged from 37.5% to 60% of base salary. None of these awards are paid if corporate performance as determined by the corporate performance measures is below a specified level. In addition, the participating executives are eligible for discretionary awards based upon their individual performance ranging from 12.5% to 20% of base salary. Payouts under the Incentive Plan are based on the achievement of corporate financial profit objectives, business unit results and the Committee's evaluation of individual performance. Awards are payable in cash, restricted Common Stock of the Company, or a combination of cash and restricted Common Stock. Restricted Common Stock awarded under the Incentive Plan is subject to the provisions of the Company's 1993 Stock Incentive Plan, discussed below, and counts toward the aggregate number of shares authorized under that plan.

     Generally, when multiple factors are considered to measure the performance of the Company's executives, such factors are equally weighted in determining the Company performance portion of an executive's bonus. In determining automatic awards under the Incentive Plan for the CEO and the named executive officers, the Compensation Committee examines (1) the Company's return on equity as compared to the performance of a peer group of the Company as indicated by The Value Line Investment Survey group of diversified natural gas companies and (2) the increase in actual reported earnings per share over the previous year. Because these factors are weighted equally,

proportionate awards are made if targets for at least one of the factors are met. In 1994, the return on equity target was exceeded, while the minimum earnings per share growth was not met. Discretionary awards for these executives are based on a subjective evaluation of the executive's performance by the Compensation Committee. Discretionary awards may be influenced by the performance of individual business segments, but are primarily intended to provide an incentive to recognize exceptional performance by an individual.

     Stock Incentive Plan.   The CEO and other executive officers are also
eligible to participate in the Company's 1993 Stock Incentive Plan (the ''Stock Plan''). The Stock Plan is designed to attract and retain key executive employees by enabling them to acquire a proprietary interest in the Company and by tying executive rewards to shareholder interests. The Stock Plan provides for the granting of restricted stock, phantom stock, stock bonuses, options to purchase Common Stock of the Company, and limited, tandem, and stand alone stock appreciation rights in such amounts as determined by the Compensation Committee on a discretionary basis. Limited stock appreciation rights are exercisable only upon a change in control and provide for certain cash payments in lieu of the exercise of the stock options to which they relate. Grants relating to 1994 performance were made at a price equal to the fair market value on the date of grant. In addition, the Stock Plan provides for the granting of cash bonuses in connection with awards of restricted stock and stock bonuses when a participant is required to recognize income for federal or state income tax purposes with respect to such awards. The number of shares of the $.10 par value Common Stock of the Company which may be issued under the Stock Plan cannot exceed 1,275,000, subject to adjustment in the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any other similar event. In determining the options granted to executive officers under the Stock Plan, the Compensation Committee considers a number of factors in addition to considering the goals of attracting and retaining such officers and tying their rewards to shareholder interests. The number of options and restricted shares awarded in fiscal 1994 were based partially upon an analysis of the value of long-term incentive plan awards made by the Company's competitive peer group. The Compensation Committee also evaluated the performance of the Company, the performance and responsibility of the particular executive, and the desirability of providing a particular executive with an adequate incentive to remain in the employ of the Company. In addition, 1994 option awards were designed to provide a substantial incentive for achievement of the goals of doubling each of the Company's reserves, production, earnings, and cash flow prior to January 1, 2000. These performance objectives are weighted 35%, 35%, 15%, and 15%, respectively, and the 1994 options provide for full or partial accelerated vesting upon full or partial achievement of the objectives. The size of the 1994 option awards are not based upon any specific performance measures, but were intended to be a one-time large grant of roughly five times the value of the previous year's awards, inclusive of restricted stock awards and option grants, adjusted for the potential of the particular executive to contribute to the achievement of the Company's goals.

     In 1993, the annual component of the Company's former Annual and Long-Term Incentive Compensation Plan (the ''Prior Plan'') was replaced by the Company's Incentive Compensation Plan, discussed above. The long-term component of the Prior Plan was replaced by the Stock Incentive Plan for performance periods beginning after January 1, 1993. Payouts of awards previously granted and payouts of awards related to five-year performance periods ending each year through December 31, 1997, will continue to be made under the Prior Plan. Key employees were selected annually to participate in the Prior Plan based on their ability to have a significant impact on the performance of

the Company. Under the long-term incentive component of the Prior Plan, cash awards are based on the Company's performance during overlapping five-year periods. A new five-year performance period began each year on January 1, with the final five-year performance period beginning January 1, 1993. For all participants, awards are based equally on the compounded five-year growth in earnings per share and the cumulative five-year return on equity. The return on equity performance factor is compared to the composite actual average return on equity for the previous five-year period of the natural gas (diversified) group of companies as determined by reference to The Value Line Investment Survey. Payouts of awards are tied to achieving specified levels of return on equity and earnings per share (EPS) growth. None of these awards are paid if both return on equity and EPS growth are below specified levels, but proportionate awards may be paid if only one of these performance factors is below the specified level. Target awards which could be paid based on attainment of corporate performance measures range from 10% to 40% of base salary (determined at the beginning of each five-year performance period), minimum awards range from 5% to 20% of base salary, while the maximum awards range from 20% to 80% of base salary. During the five-year performance period ending December 31, 1994, 59% of the specified target EPS growth rate was achieved while the return on equity performance factor resulted in maximum awards. Any award earned is payable at the rate of 20% per year, commencing at the end of each five-year performance cycle. The purpose of this component of the Prior Plan is to balance the focus of senior managers between annual goals and long-term strategies of the Company.

     Mr. Scharlau's base salary remained at $425,000 for three years (1992-1994)prior to being increased to $450,000 for 1995. Under the Company's Incentive Compensation Plan, Mr. Scharlau has a targeted annual bonus award of 50% of base salary, with minimum and maximum awards of 20% and 80%, respectively, depending upon the achievement of corporate performance measures. Of these awards, a portion is an automatic award based upon the achievement of the corporate financial objectives relating to earnings per share growth and return on equity as described under the subheading ''Incentive Compensation Plan'' above, and a portion is discretionary based on a subjective evaluation of Mr. Scharlau's performance by the Compensation Committee and the Board of Directors and may be influenced by the performance of individual business segments. The Company's attainment of the return on equity performance measure in fiscal 1994 resulted in Mr. Scharlau being awarded a bonus of $76,500, or 18% of his base salary. In 1994, Mr. Scharlau was also awarded $85,000, or 20% of his base salary, representing his maximum discretionary bonus based upon a subjective evaluation of his performance by the Compensation Committee and the Board of Directors. Under the long-term component of the Prior Plan, Mr. Scharlau earned an award in 1994 of $189,216, or 52% of his 1990 base salary for the five-year performance period ending December 31, 1994. This award will be paid out at the rate of 20% per year through 1999. For this performance period, minimum, target and maximum awards applicable to Mr. Scharlau under the long-term component of the Prior Plan were 20%, 40% and 80% of base salary, respectively. During this period, 59% of the specified target EPS growth rate was achieved while the return on equity performance factor resulted in maximum awards. For performance periods beginning after January 1, 1993, the long-term component of this plan was replaced by the Stock Plan.

     In 1994, Mr. Scharlau was awarded options to purchase 200,000 shares of the Company's Common Stock under the Stock Plan, as described above. The options vest ratably over four years beginning six years from the date of grant or sooner upon the full or partial achievement of the goals of doubling each of the Company's reserves, production, earnings and cash flow prior to January 1, 2000. These performance objectives are weighted 35%, 35%, 15%, and 15%, respectively. These options

also vest immediately upon retirement or a change in control. Limited stock appreciation rights were granted in tandem with these options. The number of options awarded in fiscal 1994 was based upon a competitive analysis of long-term incentive awards made to the chief executive officers of the Company's competitive peer group, and is consistent with the objectives of the Stock Plan. The number of options awarded in 1994 was not based upon any specific performance measures, but was intended to be a one-time large grant of roughly five times the value of the previous year's award and is designed to provide a substantial incentive for achievement of the goals of doubling each of the Company's reserves, production, earnings and cash flow prior to January 1, 2000.
     In addition to the factors described above, in determining the salary and other forms of compensation for Mr. Scharlau, the Compensation Committee took into consideration Mr. Scharlau's substantial experience (43 years) and standing in the industry in general and with the Company in particular. The Compensation Committee also considered Mr. Scharlau's increase in responsibilities and the complexity of his position as a result of the Company's diversification and growth in recent years.


                                            John Paul Hammerschmidt
                                              Charles E. Sanders
                                     Members of the Compensation Committee



                         EXECUTIVE COMPENSATION

     The following table contains information with respect to executive compensation paid or set aside by the Company for services in all capacities during the years 1992, 1993, and 1994 of the CEO and the next four most highly paid executive officers of the Company and its subsidiaries whose direct aggregate remuneration exceeded $100,000 in 1994.

                       SUMMARY COMPENSATION TABLE

                                                                          Long-Term Compensation
                                                                      -----------------------------------
                                          Annual Compensation                  Awards            Payouts
                                     -------------------------------  ------------------------   --------
            (a)                (b)    (c)       (d)         (e)           (f)          (g)         (h)         (i)
                                                                                    Number of
                                                          Other       Restricted    Securities
                                                          Annual        Stock       Underlying     LTIP      All Other
                                      Salary   Bonus    Compensation    Awards       Options/    Payouts   Compensation
Name and Principal Position    Year    ($)     ($)(2)       ($)          ($)(3)     SARs(#)(4)    ($)(5)       ($)
- ----------------------------   ----  --------  ------   ------------  ----------    ----------   --------  ------------
Charles E. Scharlau            1994  $425,000  $161,500   $ 7,380     $    -         200,000     $  -      $ 6,999(6)
 Chairman of the Board,        1993   425,000   255,000     7,380          -          45,996      130,560    8,874
  Chief Executive Officer,     1992   425,000   236,846     7,380          -          27,000      114,231    2,487
 and Director

Dan B. Grubb                   1994   275,000    58,140     7,140          -         110,000        -        5,186(7)
 President and Chief           1993   275,000    92,822    51,900      115,097        10,216        -        9,824
  Operating Officer            1992   125,000(8) 49,912     2,678          -          15,000        -        3,786

Stanley D. Green               1994   204,000    36,046    24,379(9)    22,094       110,000        -        5,696(10)
 Executive Vice President -    1993   196,000    88,213    51,301      113,556        10,216       23,696    6,996
  Finance and Corporate        1992   170,500    66,283     6,848          -          12,000       19,242      990
  Development, and Chief
  Financial Officer

B. Brick Robinson              1994   204,000      -       45,260(11)   58,138       110,000        -        5,700(12)
 Executive Vice President      1993   204,000    91,800     7,140         -           13,247        -        7,304
  and Chief Operating Officer, 1992   195,000    10,000     7,140         -            9,000        -       15,076
  Southwestern Energy
  Production Company and
  SEECO,Inc. (1)

Gregory D. Kerley              1994   116,000    21,238    10,893(13)    6,313        50,000        -        4,138(14)
 Vice President - Treasurer    1993   102,000    47,061    11,601       12,861         3,247        -        3,651
  and Secretary, and Chief     1992    94,000    31,513     6,600         -            3,000        -          545
  Accounting Officer

(1) Southwestern Energy Production Company and SEECO, Inc. are wholly owned subsidiaries of the Company.

(2) In 1993, the named executive officers were given the option of taking up to 25% of their awards under the Company's Incentive Compensation Plan in restricted stock, and Mr. Grubb, Mr. Green, and Mr. Kerley elected to take 25%, 25%, and 8%, respectively, of their awards in restricted stock. In 1994, these officers were given the option to take up to 100% of their awards under the Incentive Plan in restricted stock. Mr. Robinson, Mr. Green and Mr. Kerley elected to take 100%, 38%, and 23%, respectively, of their 1994 awards in restricted stock. The officers who elected to receive restricted stock also received a cash tax bonus designed to cover a portion of the income taxes incurred as a result of the restricted stock awards as described in footnotes 9, 11 and 13 below.


(3)     Restricted stock awards for Messrs. Green, Robinson and
Kerley relating to 1994 performance vest ratably over 3 years. Restricted stock awards for Messrs. Grubb and Green relating to 1993 performance generally vest at the end of five years. Awards relating to 1993 performance for Mr. Kerley vest ratably over 5 years. Restricted stock awards relating to 1994 performance were awarded on February 22, 1995, and the value of these awards appearing in the table are as of this date. The value of all other non-vested restricted shares held by Messrs. Grubb, Green, and Kerley at year end was $94,605, $93,534 and $8,940, respectively. Dividends are paid on all restricted stock. The values reported in this table represent all the restricted stock held by the named executive officers.

(4) All Options/SARs have been adjusted for the three-for-one stock split distributed in 1993.

(5) Payments scheduled to be made in 1994 were made in December, 1993, and 85% of the payments scheduled to be made in 1993 were made in December, 1992.

(6) Includes $4,500 as the Company matching portion of 401(k) contributions and $2,499 as the cost of life insurance benefits provided by the Company.

(7) Includes $3,569 as the Company matching portion of 401(k) contributions and $1,617 as the cost of life insurance.

(8) Represents salary for services rendered from July 1, 1992 through December 31, 1992.

(9) Includes $17,239 as a bonus for the payment of taxes related to the restricted stock grants made during 1994.

(10) Includes $4,500 as the Company matching portion of 401(k) contributions and $1,196 as the cost of life insurance.

(11) Includes $38,120 as a bonus for the payment of taxes related to the restricted stock grants made during 1994.

(12) Includes $4,500 as the Company matching portion of 401(k) contributions and $1,200 as the cost of life insurance.

(13) Includes $4,293 as a bonus for the payment of taxes related to the restricted stock grants made during 1994.

(14) Includes $3,463 as the Company matching portion of 401(k) contributions and $675 as the cost of life insurance.






                  OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                          Potential Realizable
                                                                             Value at Assumed
                                                                           Annual Rates of Stock
                                                                          Price Appreciation for
                            Individual Grants                                 Option Term (3)
- ------------------------------------------------------------------------  ----------------------
       (a)                 (b)           (c)          (d)         (e)        (f)         (g)
                                      % of Total
                        Number of     Options/
                        Securities      SARs
                        Underlying    Granted to    Exercise
                        Options/      Employees     or Base
                        SARs          in Fiscal     Price     Expiration
      Name              Granted (1)     Year       ($/Sh)(2)     Date       5% ($)      10% ($)
- ---------------------   -----------   ----------   ---------  ----------  ----------  ----------
Charles E. Scharlau       200,000        25.5%      $14.625   12/14/2004  $1,839,517  $4,661,697
Dan B. Grubb              110,000        14.0%      $14.625   12/14/2004   1,011,734   2,563,933
Stanley D. Green          110,000        14.0%      $14.625   12/14/2004   1,011,734   2,563,933
B. Brick Robinson         110,000        14.0%      $14.625   12/14/2004   1,011,734   2,563,933
Gregory D. Kerley          50,000         6.4%      $14.625   12/14/2004     459,879   1,165,424

(1) All 1994 grants vest and become exercisable ratably over the four year period beginning six years from the date of grant or sooner upon achievement of certain performance goals, upon a ''change in control'' as defined under Agreements Concerning Employment and Changes in Control on page 18 of the Proxy Statement, or upon retirement. (See Compensation Committee Report for discussion of performance objectives.) All 1993 grants except those to Mr. Scharlau and Mr. Robinson vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon a ''change in control.'' All 1993 grants to Mr. Scharlau and Mr. Robinson vest at the earlier of three years from the date of the grant or at retirement, or immediately upon a ''change in control,'' and are exercisable three years from the date of grant or immediately upon a ''change in control.'' All grants made prior to 1993 are presently exercisable and expire on the earlier of (a) ten years and one day from the date of grant; or (b) termination of employment other than for retirement due to age or disability. All 1993 and 1994 grants expire after ten years from the date of grant but may expire earlier upon termination of employment. Limited stock appreciation rights were granted in tandem with all options granted in 1993 and 1994.

(2) The exercise price reflects the fair market value of the Company's Common Stock on the date of grant.

(3) Realizable values are reported net of the option exercise price, but before taxes associated with exercise. The dollar amounts shown are the result of calculations using 5% and 10% rates of appreciation as specified by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The assumed annual appreciation of 5% and 10% would result in the price of the Company's stock increasing to $23.82 and $37.93, respectively. Realization by optionees of the amounts shown are dependent on future increases in the price of the Company's Common Stock and the continued employment of the optionee with the Company.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     (a)                (b)         (c)                   (d)                            (e)
                                               Number of Unexercised             Value of Unexercised
                     Number of                 Securities Underlying           In-the-Money Options/SARs
                     Securities               Options/SARs at FY-End(#)            at FY-End ($) (2)
                     Underlying              ------------------------------- -------------------------------
                    Options/SARs   Value
       Name          Exercised   Realized($) Exercisable(1) Unexercisable(1) Exercisable(1) Unexercisable(1)
- ------------------- ------------ ----------- -------------- ---------------- -------------- ----------------
Charles E. Scharlau       -           -          169,650         245,996         $878,625        $50,000
Dan B. Grubb              -           -           18,405         116,811           30,938         27,500
Stanley D. Green          -           -           62,205         116,811          321,863         27,500
B. Brick Robinson         -           -           45,000         123,247          219,375         27,500
Gregory D. Kerley         -           -           10,682          52,165           35,025         12,500

(1) All 1994 grants vest and become exercisable ratably over the four year period beginning six years from the date of grant or sooner upon achievement of certain performance objectives, upon a ''change in control'' as defined under Agreements Concerning Employment and Changes in Control on page 18 of the Proxy Statement, or upon retirement. (See Compensation Committee Report for discussion of performance goals.) All 1993 grants except those to Mr. Scharlau and Mr. Robinson vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon a ''change in control.'' All 1993 grants to Mr. Scharlau and Mr. Robinson vest at the earlier of three years from the date of the grant or at retirement, or immediately upon a ''change in control,'' and are exercisable three years from the date of grant or immediately upon a ''change in control.'' All grants made prior to 1993 are presently exercisable and expire on the earlier of (a) ten years and one day from the date of grant; or (b) termination of employment other than for retirement due to age or disability. All 1993 and 1994 grants expire after ten years from the date of grant but may expire earlier upon termination of employment. Limited stock appreciation rights were granted in tandem with all options granted in 1993 and 1994.

(2) Values are calculated as the difference between the exercise price of the options/LSARs and the market value of the Company's Common Stock as of December 31, 1994 ($14.88/share).

           LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                     Estimated Future Payouts
                                                      under Non-Stock Price-
                                                         Based Plans (2)
                                                  -----------------------------
       (a)                (b)           (c)         (d)        (e)       (f)
                                    Performance
                       Number of     or Other
                     Shares, Units  Period Until
                        or Other   Maturation or  Threshold   Target   Maximum
        Name           Rights (1)     Payout       ($ or #)  ($ or #)  ($ or #)
- -------------------- ------------- -------------  ---------  --------  --------
Charles E. Scharlau    $189,216       1995-99         -         -         -
Dan B. Grubb (3)           -             -            -         -         -
Stanley D. Green         42,120       1995-99         -         -         -
B. Brick Robinson (3)      -             -            -         -         -
Gregory D. Kerley (3)      -             -            -         -         -

(1) Specified awards are payable in the years 1995 through 1999 at the rate of 20% per year and relate to the five-year performance period beginning January 1, 1990, and ending December 31, 1994. The awards were calculated as a percentage of the participants' 1990 base salary.


(2) The long-term component of the Company's Annual and Long-Term Incentive Compensation Plan was replaced for performance periods beginning after January 1, 1993, by the Stock Plan. Payouts will continue under the long-term component of the Annual and Long-Term Incentive Compensation Plan for five-year performance periods ending each year through December 31, 1997.

(3) Messrs. Grubb, Robinson and Kerley were not participants in the long-term incentive component of the Company's Annual and Long-Term Incentive Compensation Plan for the performance period ending on December 31, 1994.

     The long-term incentive awards described above were awarded pursuant to the Company's former Annual and Long-Term Incentive Compensation Plan. For discussion of this Plan, refer to page 8 of this Proxy Statement under Compensation Committee Report.


           Agreements Concerning Employment and Changes in Control

     On December 18, 1990, the Company entered into a five-year employment agreement with Mr. Scharlau commencing January 1, 1991, under which Mr. Scharlau will be paid a minimum base salary of $400,000 per year and will be entitled to participate in any of the Company's compensation or benefit plans for which he otherwise qualifies. In 1994, this agreement was extended for two additional years at a minimum base salary of $400,000 per year. On July 8, 1992, the Company entered into a four-year employment agreement with Mr. Grubb under which Mr. Grubb will be paid a minimum base salary of $250,000 per year and will be entitled to participate in any of the Company's compensation or benefit plans for which he otherwise qualifies.

     On August 4, 1989, the Company entered into Severance Agreements with Messrs. Scharlau, Green, and Robinson. Effective July 8, 1992, and December 14, 1994, respectively, the Company entered into Severance Agreements with Mr. Grubb and Mr. Kerley. The Severance Agreements provide that if within three years after a ''change in control'' of the Company the officer's employment is terminated by the Company without cause, the officer is entitled to a payment equal to the product of 2.99 and the officer's ''base amount'' as defined under Section 280G of the Internal Revenue Code. Generally, Section 280G defines the term ''base amount'' as the officer's average W-2 compensation over the five-year period preceding his termination of employment. In addition, the officer will be entitled to continued participation in certain insurance plans and fringe benefits from the date of his termination of employment until the earliest of (a) the expiration of three years, (b) his death or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer.

     Messrs. Scharlau, Grubb, and Robinson also are entitled to the severance benefits described above if within three years after a ''change in control'' they voluntarily terminate employment with the Company for any reason. Messrs. Green and Kerley are also entitled to the severance benefits described above if within one year after a ''change in control'' they voluntarily terminate employment with the Company for ''good reason,'' or if in the next two succeeding years they voluntarily terminate employment with the Company for any reason.

     For purposes of the severance agreements, a ''change in control'' includes
(i) the acquisition by any person (other than, in certain cases, an employee of the Company) of 20% or more of the Company's voting securities; (ii) approval by the Company's shareholders of an agreement to merge or consolidate the Company with another corporation (other than certain corporations controlled by

or under common control with the Company); (iii) certain changes in the composition of the Board of Directors of the Company; (iv) any changes which would be required to be reported to the shareholders of the Company in a Proxy Statement; and (v) a determination by a majority of the Board of Directors that there has been a ''change in control'' or that there will be a ''change in control'' upon the occurrence of certain specified events and such events occur. ''Good reason'' includes (i) a reduction in the employee's employment status or responsibilities, (ii) a reduction in the employee's base salary, (iii) a change in the employee's principal work location, and (iv) certain adverse changes in the Company's incentive or other benefit plans.

     The Company's 1993 Stock Incentive Plan provides that all outstanding stock options and all limited, tandem and stand alone stock appreciation rights become exercisable immediately upon a ''change in control.'' The Stock Plan also provides that all shares of restricted and phantom stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a ''change in control.'' For purposes of the Stock Plan, a ''change in control'' has the same meaning contained in the Company's Severance Agreements as defined above.

     The Company's Incentive Compensation Plan adopted in 1993 provides that all restrictions on shares of restricted stock granted pursuant to the Incentive Plan shall lapse upon a ''change in control'', as defined in the Company's Severance Agreements. This plan also provides that upon a participant's termination of employment under certain conditions on or after a ''change in control'' all determined but unpaid incentive awards shall be paid immediately, and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

     The Company's Annual and Long-Term Incentive Compensation Plan (the ''Prior Plan'') provides that:

  (a) Upon a participant's involuntary termination of employment other than for cause, or voluntary termination for ''good reason'' on or after a ''change of control'' or as otherwise provided in a severance agreement between the participant and the Company, all determined but unpaid incentive awards shall be paid immediately, and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan;

  (b) On or after a ''change in control,'' all awards accrued but unpaid and all awards thereafter accrued shall be 100% vested and nonforfeitable; and

  (c) On or after a ''change in control,'' the Compensation Committee of the Company's Board of Directors and the Company's Chief Executive Officer as they existed immediately prior to such ''change in control'' shall retain their authority to administer the plan.

     For purposes of the Prior Plan, the terms ''change in control'' and ''good reason'' have the meanings contained in the Company's Severance Agreements as defined above.



                        STOCK PERFORMANCE CHART

     The following chart compares for the last five years the performance of the Company's Common Stock to the S&P 500 Index and The Value Line Natural Gas,
Diversified, Industry Index (see footnote (1) below). The chart assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1989, and that all dividends were reinvested.


(Chart Appears Here)

                               1989   1990  1991   1992   1993   1994
                               ----   ----  ----   ----   ----   ----
Southwestern Energy Company     100    99    101    127    179    150
S&P 500 Index                   100    97    126    136    150    152
Value Line Natural Gas,         100    84     75     89    108     97
 Diversified, Industry Index(1)

(1) The following companies are included in The Value Line Natural Gas, Diversified, Industry Index: Burlington Resources, Inc., The Coastal Corporation, The Columbia Gas System, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Enron Corp., ENSERCH Corporation, Equitable Resources, Inc., KN Energy, Inc., Mitchell Energy & Development Corporation, National Fuel Gas Company, NorAm Energy Corp., Panhandle Eastern Corporation, Seagull Energy Corporation, Sonat Inc., Southwestern Energy Company, Tenneco Inc., Transco Energy Company, Valero Energy Corporation, and The Williams Companies, Inc.


                             Pension Plan

     The estimated annual benefits payable upon retirement in 1994 to persons in specified remuneration and years of service classifications are as follows:

                         PENSION PLAN TABLE

Average Annual            Years of Service Upon Retirement
  Salary upon  -----------------------------------------------------
  Retirement      15       20       25       30       35       40
- -------------- -------- -------- -------- -------- -------- --------
    $ 90,000   $ 20,250 $ 27,000 $ 33,750 $ 40,500 $ 47,250 $ 54,000
     120,000     27,000   36,000   45,000   54,000   63,000   72,000
     150,000     33,750   45,000   56,250   67,500   78,750   90,000
     180,000     40,500   54,000   67,500   81,000   94,500  108,000
     210,000     47,250   63,000   78,750   94,500  110,250  126,000
     240,000     54,000   72,000   90,000  108,000  126,000  144,000
     270,000     60,750   81,000  101,250  121,500  141,750  162,000
     300,000     67,500   90,000  112,500  135,000  157,500  180,000
     330,000     74,250   99,000  123,750  148,500  173,250  198,000
     360,000     81,000  108,000  135,000  162,000  189,000  216,000
     390,000     87,750  117,000  146,250  175,500  204,750  234,000
     420,000     94,500  126,000  157,500  189,000  220,500  252,000
     450,000    101,250  135,000  168,750  202,500  236,250  270,000
     480,000    108,000  144,000  180,000  216,000  252,000  288,000
     510,000    114,750  153,000  191,250  229,500  267,750  306,000
     540,000    121,500  162,000  202,500  243,000  283,500  324,000

                                                 Current
                                    Years of   Remuneration
                                    Credited   Covered Under
                     Name           Service    the Plan (1)
             --------------------   --------   ------------
             Charles E. Scharlau       40        $425,000
             Dan B. Grubb               3         275,000
             Stanley D. Green          13         204,000
             B. Brick Robinson          7         204,000
             Gregory D. Kerley          5         116,000

(1) The Internal Revenue Code (the ''Code'') limits both the amount of compensation that may be used for purposes of calculating a participant's Pension Plan benefit and the maximum annual benefit payable to a participant under the Pension Plan. For the 1994 plan year, (i) a participant's compensation in excess of $150,000 is disregarded for purposes of determining average compensation, and (ii) the maximum annual Pension Plan benefit permitted under the Code is $118,800. The numbers presented in the table disregard these limitations because the Company's Supplemental Retirement Plan, discussed below, provides participants with a supplemental retirement benefit to compensate them for the limitation on benefits imposed by the Code.


     The Company's Pension Plan provides for defined benefits to eligible officers and employees in the event of retirement at a specified age based on number of years of service and average monthly compensation during the five years of highest pay in the last ten years before terminating. Contributions to the plan cannot be allocated to individual participants because funding is based on average and not individual participation. No contributions from the Company to the plan were required in 1994.

     On May 31, 1989, the Company adopted a Supplemental Retirement Plan which provides benefits equal to the amount which would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a ''change in control'' as defined under Agreements Concerning Employment and Changes in Control on page 18 of the Proxy Statement, the benefits of a participant then employed by the Company would be determined as if the participant had credit for three additional years of service.

     The remuneration covered by the Pension Plan includes wages and salaries but excludes incentive awards, bonuses and fees. The benefit amounts listed above are not subject to any deductions for Social Security benefits or other offset amounts.


                  RELATIONSHIP WITH INDEPENDENT AUDITORS

     Arthur Andersen LLP, with offices at 6450 South Lewis, Suite 300, Tulsa, Oklahoma 74136-1068, has been the independent auditor of the Company since 1979. Representatives will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement to the shareholders if they so desire. The representatives will also be available to respond to appropriate questions from the shareholders. There have been no disagreements with the auditors on accounting and financial disclosure.


                    PROPOSALS FOR 1996 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company at its principal offices not later than December 22, 1995, for inclusion in the 1996 Proxy Statement and form of proxy. Proposals intended to be the subject of a separate solicitation may be brought before the 1996 annual meeting by shareholders provided that written notice of any such proposal is received at the Company's principal executive offices not less than 50 nor more than 75 days prior to the called meeting date. If less than 65 days notice of the 1996 annual meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the annual meeting date was mailed. The Company's by-laws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408, 501-521-1141.



                             OTHER BUSINESS

     While the Notice of Annual Meeting of Shareholders calls for transaction of such other business as may properly come before the meeting, the Company's management has no knowledge of any matters to be presented for action by shareholders at the meeting other than as set forth in this statement. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. Shareholders may bring additional proposals before the meeting provided written notice of any such proposal is received at the Company's principal executive offices no later than the close of business on May 8, 1995. The Company's by-laws require that this notice must contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408, 501-521-1141.

     Any shareholder who has not received a copy of the Company's Annual Report or wishes to obtain a copy of the Company's Form 10-K may obtain a copy of either free of charge by contacting Mr. Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408.


                                      By Order of the Board of Directors



                                             Gregory D. Kerley
                                                 Secretary

Dated: April 21, 1995












                           SOUTHWESTERN ENERGY COMPANY
                                 1083 Sain Street
                                  P. O. Box 1408
                        Fayetteville, Arkansas 72702-1408

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of E. J. Ball and Charles E. Scharlau as Proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on April 17, 1995, at the Annual Meeting of Shareholders to be held on May 31, 1995, or any adjournment or adjournments thereof.

1.  ELECTION OF DIRECTORS

     J. Coffman          C. Sanders               For [  ]    Withheld [  ]
     J. Hammerschmidt    C. Scharlau
     K. Mourton

     FOR, except vote WITHHELD from the following nominee(s):___________

     FOR, with exercise of cumulative voting privilege. Indicate number of votes cast for each nominee._________________________________________

     In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

     The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



SIGNATURE(S) ________________________________________________
DATE __________

PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

                    SOUTHWESTERN ENERGY COMPANY
               APPENDIX TO DEFINITIVE PROXY STATEMENT

Stock Performance Chart
- -----------------------

See the information in tabular format on page 20 of this Proxy Statement.